WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Exhibit 10.7

February 28, 2002

Nick Novasic

148 Laidley Street

San Francisco, CA  94131

Dear Nick:

This letter sets forth the substance of the separation agreement (the “Agreement”) between Willis Lease Finance Corporation (the “Company”), a Delaware corporation, and you regarding your employment transition.

1.             Last Day of Employment.  You acknowledge that the last day you will perform services as an employee of the Company will be February 28, 2002, and that you are not entitled, except as otherwise set forth in this Agreement, to salary or benefits after that date.  Your employment termination date will be deemed to be February 28, 2002 (the “Separation Date”).

2.             Termination of Employment Agreement.  That certain Employment Agreement between you and the Company dated June 15, 2000 (the “Employment Agreement”), and any amendments or modifications thereto, whether oral or in writing, are hereby terminated, effective as of the Separation Date.

3.             Salary and Paid Time Off.  The Company will continue to pay your salary through the Separation Date.  If you are participating in the Company’s Employee Stock Purchase Plan (“ESPP”), payroll deductions related to the ESPP collected after January 31, 2002  shall be refunded to you.  The Company further agrees that you will take accrued and unused vacation beginning February 1, 2001 and continuing until all accrued and unused vacation is used.  During February 2002, you agree to make yourself reasonably available to work on Company business matters, including but not limited to, renewal/extension of Company’s credit facilities and annual bank meeting.  The Company shall endeavor to work with you so that you may maximize vacation hours taken during this period, consistent with the needs of the Company.  If by the Separation Date all accrued and unused vacation hours have not been used, then the Company shall pay you for any such remaining vacation hours.  Both you and the Company acknowledge and agree that no part of your salary in 2001 or 2002 was ever deferred or remains payable to you, except as expressly set forth herein, and that there is no agreement to defer payment of any future salary to which you may be entitled.

4.             Severance.  The Company agrees that, provided that you have executed this Agreement and the General Release attached hereto as Exhibit A, and after the Effective Date (as defined in Exhibit A hereto), you will receive payment in the amount of Two Hundred Fifty-Five

Thousand dollars ($255,000), plus any pro-rata adjustment per Section 10, as severance.  This payment will be made by no later than March 15, 2002.

5.             Health Benefits.  You shall continue to receive medical, dental and other benefits under the Company’s current benefit plan through the Separation Date.  In addition, the Company shall pay continuation premiums for HMO medical, dental and vision insurance coverage on behalf of you and your currently covered family members to the extent provided by and subject to the terms of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) for a period of twelve (12) months following the Separation Date (provided that you and your covered family members continue to meet the standard eligibility requirements of currently covered participants during that period), in a total estimated amount of $801.09 per month.  Thereafter you may continue such coverage under COBRA for six (6) months at your expense.  In the event that the current health insurance plan is replaced during the COBRA period, you will continue to be eligible for the COBRA benefit provided for herein under the new plan at a comparable cost level.

6.             Stock Options.  The Company agrees that, upon the Separation Date, all of your unvested stock options, which total 30,000 shares of common stock of the Company, shall be subject to accelerated vesting such that all shares shall be vested effective upon the Separation Date.  No additional options shall vest after the Separation Date.  Vested options must be exercised during the one year period following the Separation Date.

7.             Insurance Benefits.  The Company agrees to pay the cost of term life insurance coverage for you, in the face amount of Two Hundred Thirty Five Thousand dollars ($235,000), for the twelve (12) months following the Separation Date.  The total estimated cost to the Company for providing this insurance coverage to you is up to $5,000.  You shall not be eligible for the Company’s Group Life, AD&D and Long Term Disability insurance benefits after the Separation Date.

8.            401-K Contributions.  The Company agrees that it will continue to match your 401-K contributions through the Separation Date in accordance with the Company’s benefits policy.  You will not be eligible for the Company’s “match-patch” payment.

9.             Other Compensation or Benefits.  You acknowledge and agree that, except as expressly provided in this Agreement, you are not entitled to receive any other compensation, severance or benefits under this Agreement after the Separation Date.

10.          Automobile.  You agree to return the automobile leased for your use to the Company by no later than the Separation Date.  The Company will pay you a pro-rated amount based on $1,275 per month if the automobile is returned before the Separation Date.

11.          Expense Reimbursement.  You acknowledge and agree that by the Separation Date you will have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement; provided, however, that should you discover any business expenses that were not submitted prior to the Separation Date, you may submit such expenses for reimbursement during the 30-day period immediately following the Separation Date.

12.          Return of Company Property.  You acknowledge that by the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property (including any Company-provided cell phone and laptop computer) that you had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer–recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  It shall not be a breach of this Section 12 for you to use or disclose the Company’s Proprietary Information, or to have Company materials in your possession, to the extent necessary in performing your duties during any period after the Separation Date that you are engaged as a consultant by the Company; provided, however, that all such materials are returned to the Company at the end of your consulting relationship with the Company.

13.          Proprietary Information Obligations.  You agree to refrain from any unauthorized use or disclosure of the Company’s proprietary or confidential information or materials that you had access to or became acquainted with during the period you were employed by the Company, including but not limited to information or plans regarding the Company’s business plans and strategy, financing plans, customer relationships, personnel, sales, marketing and financial operations and methods, and other compilations of information, records and specifications (collectively, “Proprietary Information”).  You agree not to disclose any of the Company’s Proprietary Information, directly or indirectly, to any person, firm, corporation, court, government agency, or other entity for any reason or purpose whatsoever, except pursuant to an order of a court of competent jurisdiction (with respect to which you agree to give the Company prior notice of the existence of such order and cooperate in any attempt by the Company not to disclose its Proprietary Information in response to the order), or to make use of any such Proprietary Information for your own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances, after the Separation Date.  You acknowledge and agree that all files, records, documents, computer-recorded or electronic information and similar items relating to the business of the Company, whether prepared by you or otherwise coming into your possession, remain the exclusive property of the Company and that you have already or will immediately return such materials to the Company and that no copies thereof have been kept by you.  It shall not be a breach of this Section 13 for you to use or disclose the Company’s Proprietary Information, or to have Company materials in your possession, to the extent necessary in performing your duties during any period after the Separation Date that you are engaged as a consultant by the Company; provided, however, that all such materials are returned to the Company at the end of your consulting relationship with the Company.

14.          Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner other than its existence; provided, however, that; (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

15.          Nondisparagement.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

16.          Non-Competition.  For a period of one-year following the Separation Date, you agree that you shall not provide services to a competitor of the Company in any capacity (consultant, employee, advisor, etc.).

17.          Indemnification.  The Company reaffirms its obligations under the Company’s existing directors and officers indemnification agreements and that to the extent you incur legal fees or other costs in connection with such indemnity they will be reimbursed as incurred.

18.          Tax Treatment.  You agree that you shall be personally responsible for the payment of any and all taxes, which may be due on the payments under this Agreement. You further acknowledge that the Company does not make and has not made any representations regarding the taxability of the payments from the Company to you, and you have not relied on any representations of the Company on that subject.

19.          Injunctive Relief.  The parties hereto agree that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Paragraph 12, 13, 14, 15 or 16 of this Agreement by you and, in the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain and enforce an injunction prohibiting you from violating this Agreement and requiring you to comply with the terms of this Agreement.

20.          Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  If either party brings an action to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California.

If this Agreement is acceptable to you, please sign below and on the attached General Release, which is part of this Agreement, and return the originals of both to me.

I wish you good luck in your future endeavors.

Sincerely,

By:
Donald A. Nunemaker
Executive Vice President and Chief Operating Officer

Agreed:

Nick Novasic

Date:

EXHIBIT A

GENERAL RELEASE

I, Nick Novasic, agree to the terms in the foregoing letter Agreement and also agree as follows:

Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to; all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have at least twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (“Effective Date”).

I further acknowledge that the parties hereto arrived at an agreement in principle on February 1, 2002, the terms of which are embodied in the foregoing Agreement and this Release.  I agree to waive the additional twenty-one (21) day period to review and consider the Agreement, to which I would otherwise be entitled, and I agree that my twenty-one (21) day period for review will be deemed to have begun on January 30, 2002.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the parties released herein.

I agree not to commence any proceeding in court against the Company in connection with the matters released herein and that the only cause of action I could have against the Company after the date hereof would be for a breach of the foregoing Agreement or this Release or for matters arising after the date hereof.

By:

Date: